                               UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the

                      Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) May 6, 2009

CENTURY PROPERTIES FUND XV

(Exact name of Registrant as specified in its charter)

            California                0-9680                  94-2625577

 (State or other jurisdiction       (Commission            (I.R.S. Employer

         of incorporation or        File Number)        Identification Number)

           organization)

                               55 Beattie Place

                             Post Office Box 1089

                       Greenville, South Carolina 29602

                   (Address of principal executive offices)

                                (864) 239-1000

                          (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Century Property Fund XV, a California limited partnership (the “Registrant”), owns Preston Creek Apartments (“Preston Creek”), a 228-unit apartment complex located in Dallas, Texas.   On May 6, 2009, the Registrant entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, RRM – I, LLC, a Louisiana limited liability company (the “Purchaser”), to sell Preston Creek to the Purchaser for a total sales price of $11,600,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as an exhibit.

PURCHASE PRICE.  The total purchase price is $11,600,000, subject to certain prorations and adjustments at the closing.  The Purchaser agreed to deliver an initial deposit (the “Initial Deposit”) of $1,000,000 to the escrow agent on or before May 13, 2009.  An additional deposit (the “Additional Deposit”) of $1,790,000 is due to the escrow agent on or before June 5, 2009.

FEASIBILITY PERIOD.  The feasibility period ends on June 26, 2009.  If the Purchaser fails to notify the Registrant in writing of its intent to terminate the Purchase Agreement prior to the end of the feasibility period, the Initial Deposit and Additional Deposit will become non-refundable. If the Purchaser notifies the Registrant in writing of its intent to terminate the Purchase Agreement prior to the end of the feasibility period, the Initial Deposit and Additional Deposit will be returned to the Purchaser.

LOAN ASSUMPTION AND APPROVAL PERIOD.  The parties agreed that at closing, the Purchaser would assume the Registrant’s obligations with respect to the first and second mortgages encumbering Preston Creek.  The Purchaser is responsible for submitting the loan assumption application within 10 days after May 12, 2009 (the “Effective Date”).  The Purchaser agreed to exercise good faith efforts to obtain the loan assumption and release on or before 45 days after the Effective Date.  The Purchaser has the right to extend the loan assumption approval period for an additional 15 days for the sole purpose of obtaining lender approval by delivering written notice to the Registrant 10 business days prior to June 26, 2009.

CLOSING.   The expected closing date of the transaction is July 27, 2009. If Purchaser exercises its loan assumption extension right, the Seller has the option, by giving written notice to the Purchaser, to extend the closing date to July 31, 2009. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Purchaser will pay (i) any transfer, mortgage assumption, sales, use, gross receipts or similar taxes, (ii) any costs related to its title policy, (iii) the cost of recording any instruments required to discharge any liens or encumbrances against Preston Creek and (iv) one-half of the customary title closing costs of the escrow agent.  The Registrant will pay (i) the base premium for its title policy and (ii) one-half of the customary closing costs of the escrow agent.

REPRESENTATIONS AND WARRANTIES.  The Registrant and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS.  The risk of loss or damage to Preston Creek by reason of any insured or uninsured casualty during the period through and including the closing date in excess of $1,200,000 is not the obligation of the Registrant. The Registrant agreed to notify the Purchaser in writing of such damage or destruction and Purchaser may within 10 days notify the Registrant in writing of its election to terminate the contract.  With respect to any loss or damage equal to or less than $1,200,000, the Registrant will either complete repairs if possible prior to the closing date or assign any insurance proceeds to the Purchaser.  The Registrant must maintain in full force and effect until the closing date all existing insurance coverage on Preston Creek.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without the prior written approval of the Registrant.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required the required deposit, the purchase price or any other specified deliveries, the Purchaser will forfeit its deposits to the Registrant, and neither the Purchaser nor the Registrant will be obligated to proceed with the purchase and sale.  The Registrant expressly waived the remedies of specific performance and additional damages for defaults by the Purchaser.

If the Registrant, prior to the closing, defaults in its representations, warranties, covenants, or obligations, the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $100,000 or, subject to certain conditions, (ii) seeking specific performance of the Registrant’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(d)   Exhibit

10.18       Purchase and Sale Contract between Century Property Fund XV, a California limited partnership, and RRM-I, LLC, a Louisiana limited liability company, dated May 06, 2009.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XV

By:   Fox Capital Management Corporation

Managing General Partner

By:   /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: May 12, 2009